Exhibit 10.1

Dear Wim,

We are pleased to welcome you to the US team and are looking to the start of your employment with Cisco Systems, Inc. (the “Company”) on January 1, 2013. On December 31, 2012, your International Assignment Agreement (the “IAA”) will cease to be effective and, as we have agreed, prior employment relationships, if any, with other Cisco entities including but not limited to Cisco Systems International B.V. will end on such date. Commencing on January 1, 2013, the parties will have no further rights, obligations or claims under the IAA or prior employment relationships, if any and this letter agreement contains the entire agreement between you and the Company with respect to its subject matter. You acknowledge you are an “at will” employee of the Company and that both you and the Company are free to terminate your employment at any time for any reason, with or without cause or advance notice. Upon termination of employment, like any other member of the US team, you will not be entitled to any severance protections.

On January 1, 2013 you will be eligible to participate in the benefits program for US employees except that you will not be eligible to participate in the 401(k) plan and nonqualified deferred compensation plan for US employees.

In consideration of the foregoing, your participation in the Netherlands Capital Plan will continue under the terms of the plan, until the earliest of your 65th birthday or termination of employment, except that the maximum pension base (maximum pensionable salary less statutory allowance) used to determine your contributions, and the Company’s contributions on your behalf, is limited to Euro 735,300. You will be responsible for any taxes associated with your participation in this plan. Plan terms may change in the future and will apply to your participation in the plan to the extent they are legally required for you.

To assist with your transition to the US, we agree that you will receive cash payments of $700,000 in January 2013 and $300,000 in January 2014, subject to your continued employment with the Company. Effective with your localization date, you will be responsible for all national and local income taxes as well as social taxes in San Jose, California, United States. Income received in 2012 will continue to be tax equalized per the IAA in effect through December 31, 2012. You will not receive tax equalization or gross-up for income incurred after 2012. However, the Company will pay tax preparation fees for your home and local country income tax returns for 2012 and 2013 and customary immigration services fees to complete your localization in 2013. Any fees associated with personal financial planning and other tax services shall be borne by you personally.

Effective January 1, 2013, your annual base salary will be $775,000, less applicable taxes, deductions, and withholdings, and will be paid bi-weekly and subject to annual review.

You agree that your employment with the Company is governed exclusively by California law. You are also advised to consult an attorney about the terms set forth in this letter agreement.

If you have any questions or require further information please contact me. Further, please sign below to acknowledge your agreement.

By Cisco Systems, Inc.

/s/ Randy Pond	12/13/12
Randy Pond	Date

So Agreed:

/s/ Wim Elfrink	31/12/12
Wim Elfrink	Date

Delivered and communicated to Cisco on January 7, 2013